Exhibit 3.1
CERTIFICATE OF INCORPORATION
OF
Resolute Energy Corporation
(A Delaware corporation)
ARTICLE I
NAME OF CORPORATION
The name of the corporation is Resolute Energy Corporation (the “Corporation”).
ARTICLE II
PURPOSES AND POWERS OF CORPORATION
     2.1. Purposes. The purpose for which the Corporation is organized is to engage in any lawful business for which Corporations may be incorporated under the Delaware General Corporation Law, as amended (the “Act”).
     2.2. Powers. In furtherance of this purpose, the Corporation has and may exercise all of the rights, powers, and privileges conferred upon a corporation incorporated under the Act. In addition, the Corporation may do all things necessary, convenient, suitable, or proper to carry out its business and affairs.
ARTICLE III
CAPITAL STOCK
     3.1. Authorized Shares. The Corporation has the authority to issue a total of One Hundred (100) shares of capital stock, of which One Hundred (100) shares will be designated as common stock, with a par value $0.001 per share (the “Common Stock).
     3.2. No Preemptive Rights.
          No stockholder of the Corporation, including but not limited to, a holder of a security convertible into shares or carrying a right to subscribe for or acquire shares, has any preemptive right to acquire unissued shares of the Corporation.
     3.3 No Cumulative Voting.
          No cumulative voting will be permitted in the election of directors or for any other purpose.
     3.4 Shareholder Actions.
     Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.
ARTICLE IV
INITIAL REGISTERED OFFICE AND REGISTERED AGENT
     The street address of the initial registered office of the Corporation in the state of Delaware is 615 South Dupont Highway, City of Dover, County of Kent, Delaware 19901. The initial registered agent at that address is National Corporate Research, Ltd.
ARTICLE V
INITIAL PRINCIPAL OFFICE
     The address of the initial principal office of the Corporation is 1675 Broadway, Suite 1950, Denver, Colorado 80202.
ARTICLE VI
INCORPORATOR
     The name and mailing address of the incorporator are:

Nicole M. Larsen	1550 Seventeenth Street, Suite 500 Denver, Colorado 80202
     The powers of the incorporator terminate upon the filing of this Certificate of Incorporation.
ARTICLE VII
INITIAL DIRECTORS
     The names and mailing addresses of each person who is to serve as an initial director of the Corporation until the first annual meeting of the shareholders, or until that person’s successor is elected and qualified, are:

James M. Piccone	1675 Broadway, Suite 1950 Denver, Colorado 80202

Nicholas J. Sutton	1675 Broadway, Suite 1950
Denver, Colorado 80202
ARTICLE VIII
LIABILITY
     8.1. Limitation of Personal Liability. The personal liability of each director of the Corporation for breach of fiduciary duty as a director is eliminated to the fullest extent permissible under the Act, including, without limitation, pursuant to Section 102(b)(7) of the Act.

     8.2. Scope of Indemnification. The Corporation is authorized to provide indemnification of, and advance expenses to, directors, officers, employees, fiduciaries, and other agents to the fullest extent permissible under the Act.
     8.3. Amendment, Modification, or Repeal. Any amendment, modification, or repeal of all or part of this Article VIII shall not adversely affect any right or protection of a director, officer, employee, fiduciary, or other agent under this Article VIII in respect of any action or omission occurring prior to the time of such amendment, modification, or repeal.
ARTICLE IX
BYLAWS
     The Board of Directors of the Corporation is expressly authorized to adopt, amend, or repeal the bylaws of the Corporation, but such authorization shall not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal the bylaws.

     SIGNED this 28th day of July, 2009.

/s/ Nicole M. Larsen
Nicole M. Larsen
Incorporator